EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING; PLANNED RETIREMENT OF RANDY LIEBLE; DAVID PEUSE NAMED AS TREASURER

Eau Claire, Wisconsin (May 22, 2019) – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Richard Cardozo and Patrick Quinn to new three-year terms as directors at the May 21, 2019, annual stockholders meeting. The stockholders also ratified the appointment of BDO USA, LLP, as the Company's registered public accounting firm for the year ending December 31, 2019. In addition, during the meeting, the 2019 new Housewares/Small Appliance products were shown to the shareholders.

The products included a new line of egg cookers that make soft, medium, hard-boiled, and poached eggs. The line consists of two units—one that cooks one to six eggs at a time and one that makes as few as one and as many as a full dozen. The cooking process is largely automated. A buzzer sounds when the eggs are done. Each product features a specially designed cooking tray and cover that double as a handy egg storage unit for the refrigerator. Cords for both units store neatly in the base. The Company augmented its PRESTO Precise® line with a new 10-quart electric black stainless steel pressure cooker. Like the six-quart version introduced last year, the new cooker regulates the temperature inside the cooker rather than pressure, resulting in more precise control. It, too, uses an intuitive dial and LED screen interface, enabling the user to quickly scroll to the setting of choice from 19 options and determine at a glance the status of the cooking process. The Company also added a handsome 10-quart Kitchen Kettle™ to its line of die-cast multi-cookers. The new product features an extra-wide base that is ideal for sautéing vegetables or browning meats. The product itself is the ultimate in versatility. It steams, stews, roasts, boils, deep fries and more. As with the other PRESTO® multi-cookers, the 10-quart Kitchen Kettle™ is an aluminum casting that provides even heat distribution; uses the Control Master® heat control to maintain the proper cooking temperatures; comes with a tempered see-through glass cover and steaming/frying basket; features nonstick coating inside and out; and is fully immersible with the ControlMaster® heat control removed. The Company expanded its line of Dehydro™ dehydrators with a new deluxe model. The new dehydrator is square, the ideal shape for making jerky. It comes with six clear trays that nest for easy, low-profile storage, reducing the height of the dehydrator when stored by 43%. It also includes two nonstick screens for drying small foods and sticky fruit, as well as two fruit rollup sheets. The dehydrator can be expanded by up to six additional trays. A digital thermostat and timer allow the selection of precise drying times and temperatures. The unit shuts off automatically to prevent overdrying and offers drying temperatures from 90° to 165° F and drying times up to 48 hours. In addition, the Company introduced the first full-sized induction pressure canner for the consumer market. With the increasing popularity of induction cooking, which requires special cookware, an induction canner has become a necessity for many. Finally, a new exclusive FlipSide® waffle maker that is intended to enable differentiation at retail was shown along with a restyled cool-touch fryer that will be available in black and white.

During the annual board meeting, Randy Lieble, the Company’s Chief Financial Officer, Vice President, and Treasurer announced his planned retirement on September 1, 2019. Maryjo Cohen, President, stated, “Mr. Lieble’s contributions during his 41 years with the Company have been innumerable. His leadership, wisdom, and dedication will be sorely missed. We are fortunate that he will remain on our Board of Directors, which will enable us to continue to benefit from his valuable counsel honed through his long service.”

EXHIBIT 99.1

The Board elected David Peuse to the position of Treasurer. Ms. Cohen stated, “We are also fortunate to have a person with Mr. Peuse’s knowledge, expertise, and experience to succeed Mr. Lieble as Treasurer. Mr. Peuse is a certified public accountant and has been with the company for twenty-three years. He joined the Company in 1996 as its internal auditor and has been successively its business analyst, cost manager, manager of general accounting, and, since 2008, its controller.”

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.